EXHIBIT 99.1

CONTACT

INVESTOR RELATIONS
Patrick C. O’Connor
Chief Financial Officer
Aviza Technology, Inc.
Phone +1 (831) 439-6360
Fax +1 (831) 439-6320
pat.oconnor@aviza.com

FOR IMMEDIATE RELEASE

AVIZA TECHNOLOGY ANNOUNCES DEFINITIVE AGREEMENT TO SELL ASSETS TO SUMITOMO PRECISION PRODUCTS CO., LTD.

SCOTTS VALLEY, Calif., August 13, 2009—Aviza Technology, Inc., a supplier of semiconductor capital equipment and process technologies for the global semiconductor industry and related markets, and certain of its subsidiaries have entered into a definitive agreement to sell certain assets to Sumitomo Precision Products Co., Ltd. (“SPP”).

Pursuant to the terms of the agreement, Aviza has agreed to sell to SPP substantially all of Aviza’s assets related to its system, service, parts, spares and upgrade businesses for batch thermal products and technologies, atmospheric-pressure chemical vapor deposition (“APCVD”) products and technologies, physical vapor deposition (“PVD”) products and technologies, chemical vapor deposition (“CVD”) products and technologies, and plasma etch (“Etch”) products and technologies, as well as its service, parts, spares and upgrade business for atomic layer deposition (“ALD”) products and technologies.  Aviza’s headquarters and batch systems manufacturing facilities in Scotts Valley, California and the property on which they are located are not being sold to SPP pursuant to the terms of the agreement.

In exchange for these assets, SPP has agreed to pay Aviza a purchase price comprised of three components:

●	approximately $15 million in cash at closing, subject to certain adjustments;

●
a recourse promissory note with an aggregate principal amount of $10 million that will bear interest at the prime rate, will mature 18 months after the closing date, will be secured by the purchased accounts receivable and inventory and certain purchased intellectual property, will be subject to mandatory monthly prepayments of principal to the extent that SPP’s collection of accounts receivable and sales of inventory securing the note, subject to certain adjustments, exceed $10 million, and will be guaranteed by SPP; and

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●
a non-recourse promissory note with an aggregate principal amount that will be finalized after the closing date but which Aviza currently expects to be approximately $31.5 million that will not bear interest, will mature 18 months after the closing date, will be secured by the purchased accounts receivable and inventory, and will be subject to mandatory monthly prepayments of principal to the extent that SPP’s collection of accounts receivable and sales of inventory securing the note, as adjusted, exceed $20 million.  On the maturity date, SPP will have the option of either repaying the outstanding principal amount of the non-recourse note in full or returning any remaining uncollected accounts receivable and unsold inventory to Aviza.

SPP has also agreed to assume certain liabilities of Aviza and its subsidiaries, including the lease for Aviza’s facility in South Wales and approximately $5 million of operating liabilities.

Aviza’s board of directors unanimously approved the agreement and the transactions contemplated by the agreement.  The agreement and the closing of the transactions contemplated by the agreement are subject to the approval of the United States Bankruptcy Court and other customary closing conditions.  Aviza expects that the proceeds of the transactions will be used to repay the lenders under its secured credit facility and its unsecured creditors. Aviza does not expect that the proceeds from the transactions contemplated by the agreement will be sufficient to pay its unsecured creditors in full, and thus Aviza does not believe that holders of Aviza’s common stock will receive any proceeds from the transactions contemplated by the agreement.

Forward-Looking Statements

This press release contains forward-looking statements.  These forward-looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations, including the risk that we may fail to consummate the transactions contemplated by our agreement with SPP.  You should not rely upon these forward-looking statements as predictions of future events because we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur.  These forward-looking statements include, but are not limited to, our current expectation about the aggregate principal amount of the non-recourse note, our belief that holders of our common stock will not receive any proceeds from the transactions contemplated by our agreement with SPP and all statements containing the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.  Many factors could cause actual results to differ materially from those projected in these forward-looking statements.  We assume no obligation to update forward-looking statements.

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Certain risks and uncertainties related to the Chapter 11 process include risks that:

•	these bankruptcy proceedings could harm our business, results of operations, financial condition and relationships with our employees, customers and suppliers;

•
we may not be able to obtain court orders on desired terms, including our ability to use available cash to meet essential ongoing obligations; we may not have sufficient cash to fund our operations and may not be able to obtain additional financing on desired terms or court approvals required for such financing, if any, that may be available; a court having jurisdiction over our operations may issue orders or otherwise act or omit to act in a manner that harms our operations; and we may not timely obtain the requisite approvals of affected creditors or the bankruptcy court for our intended restructuring plan, leading to the liquidation of our assets; and

•	our common stock will likely have no future value and may be cancelled in connection with the bankruptcy proceeding.

About Aviza Technology, Inc.

Aviza Technology, Inc. designs, manufactures, sells and supports advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets.  The company’s systems are used in a variety of segments of the semiconductor market, such as advanced silicon for memory devices, advanced 3-D packaging and power integrated circuits for communications.  Aviza is headquartered in Scotts Valley, Calif., with manufacturing, R&D, sales and customer support facilities located in the United Kingdom, Germany, France, Taiwan, China, Japan, Korea, Singapore and Malaysia.  Additional information about the company can be found at http://www.aviza.com.

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